Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Mobile Infrastructure Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class B Common Shares of Beneficial Interest	Rule 457(a)	7,762,375(1)	—	$258.7458333(2)	0.0000927	$0.02(3)
Fees to Be Paid	Equity	Common Shares of Beneficial Interest(4)	Rule 457(i)	—(1)(4)	—	$ —	0.0000927	$ —(4)
Total Offering Amount								$0.02
Total Fees Previously Paid								—
Net Fee Due								$0.02

(1)	Pursuant to the merger described below, each outstanding share of common stock, par value $0.0001 per share, or MIC common stock, of Mobile Infrastructure Corporation, a Maryland corporation, or MIC, will be converted into the right to receive one Class B common share of beneficial interest, par value $0.0001 per share, each an MIT Class B common share, and together the MIT Class B common shares, of Mobile Infrastructure Trust, a Maryland real estate investment trust, or MIT. The “Amount Registered” includes the maximum number of MIT Class B common shares that may be issuable in the merger of MIC with and into MIT, pursuant to the agreement and plan of merger by and between MIT and MIC as described in the proxy statement/prospectus that forms a part of this Registration Statement, based on the number of shares of MIC common stock issued and outstanding at the close of business on May 27, 2022, subject to receipt of cash in lieu of fractional shares based on the exchange ratio of one MIT Class B common share per MIC common share. The MIT Class B common shares are identical to the common shares of beneficial interest, par value $0.0001 per share, of MIT, or MIT common shares, except that (i) MIT does not intend to list the MIT Class B common shares on a national securities exchange in connection with the merger and (ii) upon the six-month anniversary of the listing of the MIT common shares for trading on a national securities exchange (or such earlier date or dates as may be approved by MIT’s board of trustees in certain circumstances with respect to all or any portion of the outstanding MIT Class B common shares), each MIT Class B common share will automatically, and without any shareholder action, convert into one listed MIT common share. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, or the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee and computed pursuant to Rule 457(f)(2) of the Securities Act, as MIC is a non-traded company, no market exists for the MIC common stock and it has an accumulated deficit, the maximum aggregate offering price of the MIT Class B common shares was calculated as follows: (a) 7,762,375.00, the estimated number of shares of MIC common stock to be exchanged and cancelled for the MIT Class B common shares, multiplied by (b) $0.00003333, one-third of the par value per share of MIC common stock to be exchanged and cancelled for the MIT Class B common shares, computed as of May 27, 2022.

(3)	Exclusive of accrued interest, distributions and dividends, if any.

(4)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the MIT common shares registered hereby into which the MIT Class B common shares are convertible.